Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Fund Service Providers” within the Prospectus and “Independent Registered Public Accounting Firm” within the Statement of Additional Information and to the use of our report dated March 11, 2011 relating to the statements of assets and liabilities of db-X MSCI Emerging Markets Currency-Hedged Equity Fund, db-X MSCI EAFE Currency-Hedged Equity Fund, db-X MSCI Brazil Currency-Hedged Equity Fund, db-X MSCI Canada Currency-Hedged Equity Fund and db-X MSCI Japan Currency-Hedged Equity Fund (the five funds comprising “DBX ETF Trust”) as of February 28, 2011 which are incorporated by reference in this Pre Effective Amendment No. 2 Registration Statement (Form N-1A No. 333-170122 and 811-22487) of DBX ETF Trust.

/s/ Ernst & Young LLP

New York, New York

May 9, 2011